Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") made this 16th day of June, 2016 by and between DYADIC INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MARK A. EMALFARB, a resident of the State of Florida (the "Executive").

Recital:

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to continue to employ the Executive as President and Chief Executive Officer, and the Executive desires to continue to serve in that capacity, on the terms and conditions set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.    Employment Period. The Company shall continue to employ the Executive, and the Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the date hereof (the "Commencement Date") and ending on the third (3rd) anniversary of the Commencement Date (the "Initial Term") which period shall automatically renew continuously for additional periods of two (2) years (each, a "Renewal Term") unless one party gives written notice of termination to the other at least sixty (60) days prior to the end of the then current term except as otherwise specifically provided below (the Initial Term and the Renewal Term(s), if any, shall hereinafter collectively be referred to as, the "Employment Period").

2.    Position and Duties. During the Employment Period, the Executive shall continue to be employed as the President and Chief Executive Officer of the Company, and the Company shall cause the Executive to be elected as a member of the Board. During the Employment Period, the Executive shall have authority to make operating decisions, plan the strategic direction of the Company, and hire, promote, and terminate the employment of personnel, subject to the direction of the Board. During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer. During the Employment Period, the Executive shall devote his principal attention and time to the business and affairs of the Company and use his reasonable efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards of directors or committees thereof (excluding those which would create a conflict of interest) and manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3.    Compensation.

(a)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of three hundred seventy five thousand dollars ($375,000), payable in accordance with the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary may be reviewed by the Board for possible increases.

(b)    Annual Bonus. In addition to the Annual Base Salary, the Company may award the Executive an annual bonus, with the timing and amount of any such bonus determined in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee").

(c)    Performance Stock Options. The Executive shall have the opportunity to be awarded three (3) annual incentive stock options, each such annual incentive stock option will be to purchase up to three hundred thousand (300,000) shares of common stock (the "Maximum Option Bonus") based on performance achievements in 2016, 2017 and 2018 as provided below:

(i)    For 2016, the Board has approved an aggregate grant to the Executive of options to purchase up to three hundred thousand (300,000) shares, and will grant upon the mutual execution hereof a first option to the Executive to purchase one hundred thousand (100,000) shares of the above referenced three hundred thousand (300,000) shares at an exercise price equal to the price of the Company's publicly-traded shares on June 3, 2016, which shall vest immediately. In December 2016 the Compensation Committee will assess the achievement of the 2016 performance objectives that have been established and agreed upon between the Company and the Executive and then grant a second option to purchase up to two hundred thousand (200,000) shares or a portion thereof, which option shall be priced at an exercise price equal to the price of the Company's publicly-traded shares on the first business day of 2017, and shall vest on January 2, 2017.

(ii)    On the first business day of each of 2018 and 2019, the Company shall grant the Executive an option to purchase up to three hundred thousand (300,000) shares based on the Compensation Committee's evaluation of the Executive's prior year performance objectives established and agreed upon by the Company and the Executive. In each case, the option shall be priced at an exercise price equal to the price of the Company's publicly traded shares on the first business day of each of 2018 and 2019, respectively, and shall vest on the grant date.

Performance incentives for the time period running from January 2019 through May 2019 will be agreed to by the Board and the Executive. Should the Employment Period terminate at the end of the Initial Term for any other reason than Cause (as defined in Sec. 5(b)), performance stock option incentives for the time period January 2019 through May 2019 will be based solely on the Compensation Committee's evaluation of the Executive's performance during this period and will be awarded, priced and will vest on the first business day of 2019.

(d)    Stock Exchange Stock Option. Upon the execution of this Agreement, the Executive shall be granted a five (5) year stock option to purchase four hundred thousand (400,000) shares of the Company's common stock at an exercise price equal to the June 3, 2016 publicly-traded price, which option grant shall vest and become exercisable if the Company's shares of common stock commence trading on the Nasdaq Capital Market or other stock exchange approved by the Board. In the event that there is a Change of Control or sale of the Company (as defined in Sec. 5(d) below), or in the event of passage of a formal Board resolution determining not to pursue such an up-listing, this option shall automatically vest and be exercisable at such time.

(e)    Licensing/Collaboration Transaction Stock Options. Upon the execution of this Agreement, the Company shall cause the Compensation Committee to authorize for the Executive stock options that are each exercisable for not less than five (5) years from their effective dates to purchase up to six hundred thousand (600,000) shares of the Company's common stock which shall be awarded to the Executive and exercisable as follows.

For purposes of this Agreement a Bona Fide transaction is defined as a license, joint venture or other collaboration for development of a specific biologic with the intent to commercialize and/or a license agreement that generates a cumulative five million dollars ($5,000,000) in non-refundable cash, or when either the vaccine or biologic pharmaceutical business category is sold.

(i)    a first option for two hundred thousand (200,000) shares at an exercise price equal to the June 3, 2016 publicly-traded price of the common stock (the "First Option") will be awarded and vest when the Company shall have entered into a Bona Fide licensing agreement or other form of collaboration with Sanofi or another biotech/pharmaceutical company approved by the Board providing for the Company's grant of a license or other form of collaboration to such party to the Company's C1 technology for use in developing or manufacturing vaccines, antibodies or other biologics (the "First License/Collaboration");

(ii)    a second option for two hundred thousand (200,000) shares at an exercise price equal to the June 3, 2016 publicly-traded price of the common stock (the "Second Option") will be awarded and vest when the Company shall have entered into a second such Bona Fide licensing agreement or other form of collaboration with Sanofi or another biotech/pharmaceutical company approved by the Board providing for the Company's grant of a license or other form of collaboration to such party to the Company's C1 technology for use in developing or manufacturing vaccines, anti-bodies or other biologics (the "Second License/Collaboration");

(iii)    on the date when the Company shall have entered into a second such Bona Fide licensing agreement or other form of collaboration with another biotech/pharmaceutical company as approved by the Board providing for the Company's grant of a license or other form of collaboration to such party to the Company's C1 technology for use in developing or manufacturing vaccines, antibodies or other biologics (the "Third License/Collaboration), a third option will be awarded to the Executive, exercisable for five (5) years, to purchase an additional two hundred thousand (200,000) shares of the Company's common stock at an exercise price equal to the price of the Company's publicly-traded shares on the date the Second License/Collaboration Agreement is executed by both parties. This option award will vest when the Company shall have entered into a Third License/Collaboration agreement.

(iv)    All awarded options will vest upon Change of Control as defined in Sec. 5(d) below.

(f)    Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit plans, practices, policies and programs provided by the Company (including without limitation, vacation, medical, prescription, dental, disability, retirement, salary continuance, employee life insurance, group life insurance, and accidental death and travel accident insurance plans and programs) that are commensurate with the Executive's position as chief executive officer and that are not less favorable than benefits provided to other executives of the Company.

(g)    Vacation. In respect of each twelve (12) month period falling within the Employment Period, the Executive shall be entitled to an aggregate of six (6) weeks of vacation, which shall be deemed vested and earned by the Executive in advance at the rate of three (3) weeks per each six (6) month period of the Employment Period, with no entitlement to acceleration of the aggregate in the event of a Change of Control or sale of the Company (as defined in Sec. 5(d) below). For each twelve (12) month period a total of three (3) weeks' vacation may be carried forward with no more than six (6) weeks carried forward at any point in time.

(h)    Expenses. During the Employment Period, the Executive shall receive reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. The Company shall pay directly, or reimburse the Executive for, automobile expenses in amounts similar to the payments provided to him in 2015.

4.    Covenants of Executive

(a)    Proprietary Rights.

(i)    Ownership of Intellectual Property. The Executive hereby expressly agrees that all research, biological materials, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (A) relate to the

Company's actual or anticipated business, research and development or existing or future products or services or (B) result from any work performed by the Executive for the Company and (y) are conceived, developed, made or contributed to in whole or in part by the Executive during the Employment Period ('Work Product") shall be and remain the sole and exclusive property of the Company. The Executive shall communicate promptly and fully all Work Product to the Company.

(ii)    Work Made for Hire. The Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by the Executive within the scope of the Executive's employment by the Company during the Employment Period shall be deemed a "work made for hire" under the copyright laws and shall be owned exclusively by the Company.

(iii)    Assignment of Proprietary Rights. The Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the "Proprietary Rights") for the Company's exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(iv)    Further Instruments. At the request of the Company, at all times during the Employment Period and thereafter, the Executive will promptly and fully assist the Company in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(v)    Inapplicability of Sec. 4(a) in Certain Circumstances. The Company expressly acknowledges and agrees that, and the Executive is hereby advised that, this Sec. 4(a) does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (A) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development or (B) the invention results from any work performed by the Executive for the Company.

(b)    Ownership and Covenant to Return Documents. The Executive agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, either furnished to the Executive by the Company or prepared, compiled or otherwise acquired by the Executive during the Employment Period, shall be the sole and exclusive property of the Company. The Executive shall not use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. The Executive agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company's request, tog• ether with his written certification of compliance with the provisions of this Sec. 4(b).

(c)    Non-Disclosure Covenant. The Executive shall not, at any time, either directly or indirectly, disclose to any "unauthorized person" or use for the benefit of the Executive or any person other than the Company any Work Product or any knowledge or confidential information which the Executive may acquire while employed by the Company (whether before or after the date of this Agreement) relating to (i) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, (ii) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, (iii) customers, sales, customer requirements and usages and distributor lists, of the Company, (iv) agreements with customers, vendors, independent contractors, employees and others, of the Company, (v) existing and future products or services and product development plans, designs, analyses and reports, of the Company, (vi) computer software and databases developed for the Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, and (vii) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company and not generally known to the public (individually and collectively "Confidential Information"), without the Company's prior written permission. For purposes of this Sec. 4(c) the term "unauthorized person" shall mean any person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) a person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which is (i) in the public domain or otherwise generally known to the trade, or (ii) disclosed to third parties other than by reason of the Executive's breach of his confidentiality obligations hereunder, or (iii) learned of by the Executive subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, the Executive covenants to the Company that in the Executive's performance of his duties hereunder, he will not violate any confidentiality obligations he may have to any third parties.

(d)    Non-Interference Covenants. The Executive covenants to the Company that while he is employed by or otherwise renders services to the Company and for a three (3) year period thereafter (the "Restrictive Period"), he will not, for any reason, directly or indirectly: (i) solicit, induce, or otherwise do any act or thing which may cause any other employee of the Company to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any person who is then or thereafter becomes an employee of the Company; (ii) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any vendor of goods or services to the Company or induce any such vendor to cease doing business with the Company; or (iii) except for Competitive Activities (as defined in Sec. 4(e) hereof) engaged in by the Executive after the expiration of the Restrictive Period, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer of the Company or induce any such customer to cease doing business with the Company. The Executive agrees that, other than related to events that occurred prior to June 20, 2008, he will never make or publish any statement or communication which is disparaging, negative or unflattering with respect to Company and/or its direct or indirect stockholders, officers, directors, employees, agents or affiliates. PROVIDED, HOWEVER, that in the event the Company is sold, or there is a Change of Control, the Restrictive Period shall be one (1) year from the sale or Change of Control.

(e)    Covenant Not To Compete. The Executive expressly acknowledges that (i) the performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company's Confidential Information; (ii) the agreements and covenants contained in this Sec. 4(e) are essential to protect the Confidential Information, business and goodwill of the Company and the restraints on the Executive imposed by the provisions of this Sec. 4(e) are justified by these legitimate business interests of the Company; and (iii) his covenants to the Company set forth in this Sec. 4(e) are being made both in consideration of the Company's employment of the Executive and other financial benefits of this Agreement. Accordingly, the Executive hereby agrees that during the Restrictive Period he shall not, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any lines of business engaged in by the Company (collectively, "Competitive Activities"). The preceding to the contrary notwithstanding, the Executive shall be free to make investments in the publicly-traded securities of any corporation, provided that such investments do not amount to more than ten percent (10%) of the outstanding securities of any class of such corporation. As provided in Sec. 4(d), the Restrictive Period in the event of a sale of the Company or a Change of Control shall be one (1) year.

(f)    Rationale for and Scope of Covenants. If any of the covenants contained in this Sec. 4 is held to be invalid or unenforceable because of the unreasonableness of the time, geographic area, or range of activities covered thereby, such covenant and the other covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the customers, suppliers and employees of the Company. The Executive and the Company agree that in the course of employment hereunder, the Executive has and will continue to develop a personal relationship with the Company's customers, and a knowledge of these customers' affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company and its affiliates that the Executive make the covenants contained herein, that the covenants are a material inducement for the Company to continue to employ the Executive and to enter into this Agreement, and that the covenants are given as an integral part of and are incident to this Agreement.

(g)    Remedies for Breach. The restrictive covenants set forth in this Sec. 4 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection under the Federal Bankruptcy Code. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Sec. 4, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Sec. 4 specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction. The Executive further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by the Executive of any of the provisions of Sections 4(c), 4(d) or 4(e) hereof, the Restrictive Period shall be tolled until such breach or violation has been cured.

(h)    Survival. Notwithstanding anything to the contrary set forth herein, the provisions of this Sec. 4 shall survive the termination or cessation of this Agreement or the Executive's employment, irrespective of the reason for such termination or cessation. The Executive shall disclose the restrictions set forth in this Sec. 4 to any subsequent employer or potential employer during the Restrictive Period.

5.    Termination of Employment.

(a)    Death or Disability. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment in the event of the Executive's Disability during the Employment Period. "Disability" means that the Executive has been unable, for a period of ninety (90) consecutive days or one hundred twenty (120) days during any twelve (12) month period to perform the Executive's duties under this Agreement as a result of physical or mental illness or injury, and that the Company has received an independent medical report and opinion that the Executive is disabled.

(b)    By the Company. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

(i)    The continued failure of the Executive substantially to perform his duties under this Agreement (other than as a result of physical or mental illness or injury), which has not been cured by the Executive after being given specific written details of the alleged breach and the Executive has been given reasonable opportunity within thirty (30) days of receiving written notice of such breach from the Company to cure the alleged breach by substantial performance of the specified duties;

(ii)    a material breach of a material provision of this Agreement which has not been cured by the Executive after being given specific written details of the alleged breach and the Executive has been given thirty (30) days after receiving written notice of such breach from the Company to cure the alleged breach;

(iii)    a material breach of a material provision of the Confidential Information and Inventions Assignment Agreement between the Company and the Executive which has not been cured by the Executive after being given specific written details of the alleged breach and the Executive has been given thirty (30) days after receiving written notice of such breach from the Company to cure the alleged breach;

(iv)    illegal or gross misconduct by the Executive, as it solely relates to the Company's affairs, in either case, that is willful and in the Board's discretion may result in material damage to the business or reputation of the Company and which has not been stopped and cured by the Executive after being given thirty (30) days' written notice of the specific illegal or gross misconduct asserted by the Company;

(v)    conviction of or plea of no contest to a felony or any crime committed by the Executive involving theft, fraud, or dishonesty whether or not committed in the course of performing services for the Company;

(vi)    habitual abuse of drugs or alcohol by the Executive, after ten (10) days prior warning from the Company;

(vii)    intentional act(s) of disloyalty, deliberate dishonesty, fraud, or breach of fiduciary duty by the Executive to the Company or any of its affiliates after adjudication of such alleged acts; or

(viii)    material non-compliance by the Executive with the Company's written policies which has not been cured by the Executive after being given specific written details of the alleged non-compliance and the Executive has been given thirty (30) days of written notice of such breach from the Company to cure the alleged breach.

A termination of the Executive's employment by the Company shall be effected by giving him written notice of termination following any cure period set forth herein if the alleged act has not been cured by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without an opportunity for the Executive (together with counsel, if requested) to be heard in person by the Board after being provided with all of the specific facts and circumstances in writing relating to the proposed termination at least twenty (20) days in advance of such meeting of the Board, and a good faith best efforts determination by the Board thereafter that the Executive's conduct was of such a substantial or continuing nature which has gone uncured that it would justify a termination for Cause.

(c)    Good Reason. The Executive may, at his sole option, terminate his employment for Good Reason or without Good Reason. "Good Reason" means:

(i)    the assignment to the Executive of duties materially inconsistent with Sec. 2 of this Agreement, other than an action that is not taken in bad faith and is remedied by the Company within twenty (20) days after receipt of written notice thereof from the Executive; and

(ii)    any material failure by the Company to comply with Sec. 3 of this Agreement, other than a failure that is not taken in bad faith and is remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive.

(d)    Change of Control. In the sole discretion of the Compensation Committee, Executive may be awarded an additional bonus on or before the occurrence of a Change of Control. For purposes of this Agreement, Change of Control is defined as a merger. acquisition or sale of assets resulting in the number of shares of all existing Company stockholders with voting power immediately prior to such transaction being reduced to less than fifty percent (50%) voting power following such transaction or if both the vaccine and biopharmaceutical business categories are sold.

Any termination of the Executive's employment by the Executive shall be effected by giving the Company at least thirty (30) days' prior written notice of the termination.

6.    Obligations of the Company upon Termination.

(a)    By the Company Other Than for Cause. If (i) the Company terminates the Executive's employment during the Employment Period other than for Cause or (ii) the Executive terminates his employment for Good Reason or (iii) in the case of the Executive's Death or Disability during the Employment Period, then the Company shall fulfill its obligations as to Annual Base Salary under Sec. 3(a) hereof through the effective date of termination (the "Termination Date"), and the Executive shall be entitled to receive his Annual Base Salary and accrued but unpaid vacation through the date thereof plus, in the sole discretion of the Compensation Committee, the 2016 and 2017 Maximum Option Bonus shall be payable in accordance with the Company's normal payroll practices.

In addition, all of the Executive's unvested incentive options set forth in Sections 3(d) and 3(e) will vest immediately in the event milestones for which the options have been awarded are achieved within one (1) year from the date of termination or upon a Change in Control.

As a condition to receiving such payment of accrued but unpaid vacation time and the agreement for such contingent option acceleration following the Termination Date, the Executive shall sign a Release covering all matters relating to his employment in favor of the Company and its affiliates, in such form as the Company shall reasonably request. The Release will not however release the Executive's post-termination rights to severance benefits described above in this subsection.

(b)    Cause: Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period or if the Executive resigns other than for Good Reason, the Company shall pay the Executive the Annual Base Salary and all other benefits and expenses provided under Sec. 3 above that have been accrued or earned through the Termination Date and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

7.    Compliance with Code Section 409A. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Sec. 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance ("Sec. 409A"), to the extent that the requirements of Sec. 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Sec. 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Sec. 409A (with the most limited possible economic effect on the Executive and on the Company). Such provisions include:

(a)    Distributions on Account of Separation from Service. If and to the extent required to comply with Sec. 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive's employment, service (or any other similar term) shall be made only in connection with a "separation from service" with respect to Executive within the meaning of Sec. 409A.

(b)    No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Sec. 409A, except in compliance with Sec. 409A and the provisions of this Agreement, and no amount that is subject to Sec. 409A shall be paid prior to the earliest date on which it may be paid without violating Sec. 409A.

(c)    Expense Reimbursements. Notwithstanding anything herein to the contrary or other- wise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Sec. 409A, (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company's policies and procedures regarding such reimbursement of expenses.

8.    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9.    Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. Subject to the preceding sentence, this Agreement shall inure to the benefit of, be binding upon and be enforceable by the Executive's successors, assigns and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.    Miscellaneous.

(a)    This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    When a reference is made in this Agreement to a section or schedule, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words "include,"

"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms "hereof", "herein", and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(d)    All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by certified mail or overnight courier service, addressed as follows, or by email or fax as follows:

If to the Executive:	Mark A. Emalfarb
193 Spyglass Court
Jupiter, FL 33477
mark@emalfarb.com
Fax: 561-747-9522

With a required copy to:	Thomas Earl Patton, Esq.
Butzel Long
1747 Pennsylvania Ave., NW #300
Washington DC 2006
pattont@butzel.com
Fax: 202-454-2805

If to the Company:	Dyadic International, Inc.
140 lntracoastal Pointe Drive #404
Jupiter, FL 33477
Attn: Board of Directors
Thomas Dubinski
Corporate Secretary
tdubinski@dyadic.com
Fax: 561-743-8343

With a required copy to:	Mark H. Mirkin, Esq.
Rimon Law P.A.
112 Via Castilla
Jupiter, FL 33458
Mark.mirkin@rimonlaw.com
Fax: 561-935-9678

or to such other address as either party furnishes to the other in writing in accordance with this section. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent postage pre-paid by a nationally recognized, overnight courier guaranteeing next business day delivery, and (iii) on the fifth (5th) business day following the date on which the envelope containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

(e)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(f)    The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)    Except as otherwise provided herein, no remedy herein conferred upon a party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. All remedies under this Agreement or otherwise afforded to any party shall be cumulative and not alternative.

(h)    The Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the federal District Court for the Southern District of Florida, and in either case, the Executive hereby submits to the jurisdiction of each such court. The Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of the above named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to the Executive at his address listed in the business records of the Company or in this section. Nothing contained herein shall affect the rights of the Company to bring a suit, action or proceeding in any other appropriate jurisdiction.

(i)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROV- ERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OR ANY OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATIORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITIEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(j)    The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Agreement, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable fees and expenses of attorneys and accountants, incurred in connection therewith.

(k)    This Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

DYADIC INTERNATIONAL, INC.

By:		/s/ Michael P. Tarnok
	Name:	Michael P. Tarnok
	Title:	Chairman, Compensation Committee

/s/ Mark A. Emalfarb
Mark A. Emalfarb

June 16, 2016

Mark A. Emalfarb
193 Spyglass Court
Jupiter, FL 33477

Re: Change of Control Compensation

Dear Mark,

Simultaneously herewith, you are entering into an Employment Agreement with Dyadic which supersedes your Employment Agreement from October 23, 2013 (the "Original Contract") that set the terms for your employment as Dyadic's President and Chief Executive Officer.

Sec. 6(a) of the Original Contract provided you with certain rights in the event of a Change of Control as defined in that subsection, including the right to receive a lump sum payment of $1,335,000 (the equivalent of three years' of total compensation) upon giving Notice of Termination for Good Reason before December 31, 2016 (the "Change of Control Compensation"). Dyadic 's sale of assets transaction in December 2015 entitled you to give such a Notice.

Because your new Employment Agreement supersedes the Original Contract, as consideration for your executing the new Employment Agreement, the Change of Control Compensation shall be paid to you in 36 consecutive monthly payments of $37,083.33 in lieu of a lump sum. If your employment by Dyadic terminates for any reason, the entire unpaid remaining balance of the Change of Control Compensation shall be immediately due and payable to you in full.

This letter agreement constitutes a legally binding agreement between you and Dyadic.

Please acknowledge our acceptance of the foregoing by signing your name where indicated below.

Very truly yours,

/s/ Michael P. Tarnok
Michael P. Tarnok
Chairman, Compensation Committee

Accepted and acknowledged this 16th day of June, 2016

/s/ Mark A. Emalfarb
Mark A. Emalfarb

FIRST AMENDMENT
TO
EMPLOYMENT
AGREEMENT

THIS FIRST AMENDMENT (this "First Amendment") is made and entered into by and between DYADIC INTERNATIONAL, INC., a Delaware corporation (the "Company") and MARK A. EMALFARB (the "Executive") as of the 23th day of January, 2017 .

RECITALS:

A.    The Company and the Executive are parties to that certain Employment Agreement dated June 21", 2016 (the "Employment Agreement"). Each capitalized term used but not expressly defined in this First Amendment shall have the meaning assigned that defined term in the Employment Agreement.

B.    The Company and the Executive wish to amend the exercise price of the options under the Employment Agreement to be priced at an exercise price equal to the average closing price of the Company's publicly-traded shares often (l0) trading days preceding the grant date as provided herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby amend the Employment Agreement as follows:

1.    Revise Exercise Price on Option.

Section 3.(c) of the Employment Agreement, entitled "3. Compensation (c) Performance Stock Options" is hereby amended to read as follows:

(i)    ... which option shall be priced at an exercise price equal to the average closing price of the Company's publicly-traded shares of ten (10) trading days preceding the first business day of 2017 and shall vest on January 2, 2017.

(ii)    On the first business day of each of 2018 and 2019, the Company shall grant the Executive an option to purchase up to three hundred thousand (300,000) shares based on the Compensation Committee's evaluation of the Executive's prior year performance objectives established and agreed upon by the Company and the Executive. In each case, the option shall be priced at an exercise price equal to the average closing price of the Company's publicly-traded shares of ten (10) trading days proceeding the first business day of each of 2018 and 2019, respectively, and shall vest on the grant date.

2.    Effect of Amendment. Except as expressly amended by the provisions of this First Amendment, all of the terms and provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this First Amendment as of the day and year first above written.

THE COMPANY:		THE EXECUTIVE:

DYADIC INTERNATIONAL, INC., a
Delaware Corporation

By:	/s/ Michael P. Tarnok	By:	/s/ Mark A. Emalfarb
	Michael P. Tarnok		Mark A. Emalfarb
Chairman